Exhibit 99.2

Intersect ENT, Inc.

Second Quarter 2015 Earnings Conference Call

Wednesday, August 5, 2015, 4:30 PM Eastern

CORPORATE PARTICIPANTS

Lisa Earnhardt - President and Chief Executive Officer

Jeryl Hilleman - Chief Financial Officer

James Stambaugh - Vice President of Clinical Affairs

PRESENTATION

Operator

Good afternoon, and welcome to the Intersect ENT Second Quarter 2015 Earnings Conference Call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.” After today’s presentation, there will be an opportunity to ask questions. Please note this event is being recorded.

I would now like to turn the conference over to Jeri Hilleman, Chief Financial Officer. Please go ahead, ma’am.

Jeryl Hilleman

Thank you, Dan. With me today is Lisa Earnhardt, our President and CEO; and James Stambaugh, VP of Clinical Affairs. We appreciate you joining us today to review our second quarter 2015 results and business update.

Before we begin, I’d like to remind you that we will make statements during this call that include forward-looking statements within the meaning of Federal Securities laws. Actual results and timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include without limitation our outlook for financial performance, sales force growth, clinical studies, approval of new products and indications and procurement of reimbursement codes, which are based upon our current estimates and assumptions, as well as other risks detailed from time to time in Intersect ENT’s reports filed with the SEC. Intersect ENT disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein.

I will now turn the call over to Lisa Earnhardt. Lisa.

Lisa Earnhardt

Thanks, Jeri, and good afternoon, everyone. We delivered another strong result in Q2 and I’m really quite pleased with our organizations ability to consistently execute on our growth strategy, enabling us to deliver strong top-line results and expanded margins while continuing to advance our pipeline of steroid releasing implants for sinus sufferers.

Before I dive into specifics around the quarter, I wanted to share some takeaways with you from the recent ARS Summer Sinus Symposium. This is an annual meeting of ENTs focused on sinusitis. It’s really a great opportunity for us to take a litmus test on physician perspectives regarding PROPEL as well as the potential for our pipeline products. At the meeting, PROPEL was very prominent in the podium presentations, case demonstrations and in a myriad of discussions among physicians. It was notable that the rhinology community continues to discuss the challenges of poor patient compliance with oral or nasal steroid regimens. This was, as you might imagine, music to our ears.

We also perceive growing awareness and excitement around both the possibility of using RESOLVE if approved by the FDA to treat patients with recurring sinus obstruction as well as about our plans to accelerate the NOVA clinical trial timeline. Physicians see NOVA as approved as having the potential for providing an important tool in their armamentarium to treat the frontal and the maxillary sinuses, especially in the office setting.

Our goal over the next few years in the US is to establish PROPEL as the standard-of-care for the over half million patients undergoing sinus surgery every year. To achieve this vision, we are expanding our sales force and our educational programs to increase awareness and understanding among ENT physicians of the improved outcomes that can be achieved when using PROPEL.

We have grown from 52 territory managers at the start of the year to 68 at the end of Q2, an increase of over 30%. We continue to expect to end the year with approximately 75 territory managers. In addition, we are now implementing a broader strategy of adding sales consultants to support these territory managers. Together, the TMs and sales consultants will continue to acquire new accounts while driving [indiscernible] existing accounts through both expanding the number of physician users in a given account and by increasing the frequency of PROPEL insertion by current users.

While we are not going to update this measure regularly, we do expect to more than double the number of sales consultants to over 20 by year-end. We continue to believe that we have significant headroom for growth with PROPEL being used in approximately 20,000 of the roughly 270,000 FESS procedures performed so far this year, representing less than 10% adoption.

Moving from PROPEL to our pipeline, we continue to meet or exceed important clinical milestones for our products in development. Previously, we indicated that we were advancing our first pivotal trial of NOVA to mid this year by creating a second patient cohort for our existing PROGRESS study, and I’m pleased to report that we did just that.

Let me now turn the call over to James to give you a more complete update on our clinical programs. James.

James Stambaugh

Thank you, Lisa. I’m very pleased to report that in June we completed patient enrollment in the PROGRESS trial. This allowed us to accelerate the initiation of a second patient cohort in this trial to study the use of NOVA in the frontal sinus. Enrollment in the second cohort was commenced in early July.

As a reminder, the first cohort of PROGRESS was an 80-patient prospective, randomized blinded multicenter trial designed to asses the safety and efficacy of PROPEL mini when used following frontal sinus surgery. The goal of this trial is to support an expanded indication for PROPEL mini, which is currently approved for use only in the ethmoid sinus. We have completed the 30-day patient follow-up and are now working closely with study centers on data capture and completing the blinded independent endoscopic outcome evaluation. We expect to be in a position to report preliminary top-line results this quarter.

The second cohort of the PROGRESS study is also an 80-patient prospective, randomized blinded multicenter trial designed to assess the safety and efficacy of NOVA when used following frontal sinus surgery. For the NOVA cohort, we project a similar enrollment timeline as the original mini cohort with subsequent data release targeted for approximately a year from now. As we have described previously, this trial modification is the first step of a multipronged approach to obtaining the desired indications for NOVA. We have also developed a clinical study called EXCEED II to evaluate NOVA in the maxillary sinuses following balloon dilation in the office setting. We will be reviewing this plan with the FDA in the coming months.

Our third active study is RESOLVE II, which was commenced this past December. RESOLVE II is a 300-patient Phase III trial evaluating the safety and efficacy of our RESOLVE product, which is designed for in-office use in patients who have had prior sinus surgery, but suffer from a current disease and are indicated for revision surgery. We continue to enroll patients in this study on plan and our timeline remains unchanged to complete patient enrollment in the latter part of 2016, and to file the NDA for a projected 2018 approval.

This concludes our clinical research update. So Lisa, I’m now turning the call back to you.

Lisa Earnhardt

Thanks, James. To complete our Q2 update, we continue to be active with regard to laying the groundwork on both reimbursement and international commercialization. On the reimbursement front, we continue to focus on expanding positive payor policies as well as establishing a seasoned field reimbursement team. We are also looking forward to the implementation of first standalone CPT codes for the use of drug-eluting sinus implants in an office setting starting January 1, 2016.

Regarding international, we continue to build our understanding of the opportunities overseas. We have identified Germany as our key initial focal market in the EU, as it really represents the best combination of both market size and reimbursement potential. We are also defining the clinical regulatory reimbursement pathways in our target markets in Asia.

Finally, I’d be remiss if not mentioning our follow-on offering this quarter and to extend thanks to the many of you that helped with or participated in this financing. With these additional funds, we will continue to build our commercial presence, broaden our clinical trial platform and begin to pursue international commercialization. We are also evaluating additional strategic drivers of growth including possibly investing in the development of additional ENT products leveraging our platform of bio absorbable drug-

eluting technologies and also considering ways to leverage our investment in our sales force with additional products. These strategies will take time to unfold, but I wanted to acknowledge they are really part of our thinking about how to drive incremental value as we look to leverage our strong financial position.

I’d now like to turn the call over to Jeri to review our financial results and outlook. Jeri.

Jeryl Hilleman

Thank you, Lisa. Our second quarter revenues were $15.2 million, an increase of 77% over our second quarter 2014 revenues. This growth is attributable to both a significant expansion of our sales force over the past year plus steady growth in our base of recurring business.

Gross margin for the quarter rose to 81% comparing favorably to last year’s Q2 gross margin of 73%. This increase is due to the combination of continuing to increase efficiencies and to spread overhead over a larger production volume.

Our operating expenses for the second quarter were $18.2 million including $1.2 million in stock-based expense. These operating expenses increased as anticipated over the first quarter reflecting growth in headcount, notably in our sales force and clinical teams, as well as growth in our clinical and marketing expense.

We ended the second quarter with a cash balance of $136.5 million including $96.4 million in net proceeds from our June follow-on offerings. Excluding this source of cash, during the quarter our net cash burn was $2.8 million or $8.3 million year-to-date.

Looking towards the remainder of the year, we believe that we remain on track to deliver strong year-over-year growth. We are maintaining our revenue outlook with slight narrowing forecasting 2015 revenue to fall in the range of $62 million to $68 million. This range is consistent with our ongoing learning’s, as we navigate several dynamic factors, including seasonal swings in procedure volumes. The impact of high deductible plans, and changes in our sales force, including growing our territories by over 80% year-over-year; the significant number of territory splits implemented this year and our plans to double the number of sales consultants.

Regarding the quarterly flow of revenue for the rest of the year, based on historical data, we would expect to see a 10% to 15% drop in FESS procedures in the third quarter, followed by a rise of approximately 20% going into the fourth quarter. While we believe that our ongoing growth in new accounts and expanding penetration will mitigate the expected Q3 seasonal decline in sinus surgery procedures. We anticipate that our revenue may decline somewhat in the third quarter and rise significantly in the fourth quarter.

Regarding gross margin, we continue to benefit from higher volumes and realized incremental efficiencies. As a result, we are raising our 2015 outlook from 76% to 78% gross margin to approximately 80% for the year.

Finally, we are maintaining our guidance for operating expenses in the range of $74 million to $76 million, but we now expect to land at the upper-end of the range based on several drivers including the incremental expansion of the sales force Lisa described earlier, and expense associated with our recently determined status of the large accelerated filer. This requirement was triggered by our market valuation on the measurement date of June 30, and we will incur significant additional public company expense as a result of this broadened requirement.

Lisa, I’ll now turn the call back over to you.

Lisa Earnhardt

Thanks, Jeri. Jeri shared our outlook for the rest of the year, and I really like to underscore that we are continuing to execute on our growth strategy and plan to deliver a number of value-creating milestones.

On the commercial front, we expect to continue to drive growth in our sales team, growth in the number of PROPEL accounts and physician users, and ultimately growth in the number of patients who benefit from our products. We also expect to make significant strides in our pipeline by driving enrollment in the RESOLVE II and PROGRESS and NOVA trials, as well as by initiating the EXCEED II study of NOVA in the maxillary sinuses by year-end. And as James mentioned, we also expect to report preliminary findings from the PROGRESS mini study by the end of the quarter.

Finally, we do look forward to the annual conference of the American Academy of Otolaryngology in Dallas in late September. This conference is the largest ENT meeting of the year, and we plan to once again have a strong presence. There will be several new clinical presentations about our products, including six-month clinical data from the first RESOLVE trial, along with results from last fall’s first-in-man trial for the NOVA implant. In addition, we will hosting our signature Synchronicity Medical Education event where physicians will discuss the clinical and economic value of PROPEL.

Before I wrap up the call, I just wanted to thank the extraordinary team at Intersect ENT. We have accomplished so much since we went public just over a year ago. Your passion, relentless commitment and winning spirit have been key to our success, and I’m really proud that you continue to keep the patient and physician at the forefront of all that we do.

With that, let’s now turn the call over to questions. And as always, thanks for your continued interest and support. Dan, let’s open the line-up for questions.

QUESTION AND ANSWER

Operator

Thank you. We will now begin the question and answer session. To ask a question, you may press “*” then “1” on your touchtone phone. If you are using a speakerphone, please pickup your handset before pressing the keys, to withdraw your question, please press then “*” then “2.” Again, that is “*” then “1” to ask a question.

And our first question comes from Mike Weinstein of JP Morgan. Please go ahead

Mike Weinstein

Thank you, and congratulations on another great quarter. Lisa, I just want to get a feel for kind of any change in trends over the last quarter either from the physician side and surgeon adoption or just competitively, anything you are seeing that might be new, that might be noteworthy?

Lisa Earnhardt

No, Mike there really hasn’t been anything new in terms of what’s happening in the marketplace per se or surgical volumes. I know, we had talked last quarter about the resetting of the deductibles, as the first of the year always has an impact in the first half, but that was really nothing compared to what we have seen…similar to what we saw in 2014. So business as usual if you will in the marketplace which is great.

Mike Weinstein

Okay. And pricing for PROPEL still holding at basically the same levels from the start of the year that price increase?

Lisa Earnhardt

Yes, that’s correct, Mike.

Mike Weinstein

Okay. I want to spend a minute if I can, on NOVA, and just how we should think about the market opportunity for both indications…first trial and then the subsequent indications. You just want to walk us through that for a minute and how you are thinking about it today?

Lisa Earnhardt

Yes. So NOVA, you are right. The first indication will be used for the frontal sinuses. And as you know, about 25% to 30% of all cases…sinus surgeries that are done have the frontals treated. And so, we do believe NOVA in that setting would be a potential option for these patients. Ultimately, we see NOVA really expanding the patient population that will be treated in both the surgical setting as well as the office setting, especially as we get an expanded indication in the maxillary sinuses. So from the get go, it’s going to be really focused on following a surgical intervention first with the frontal, and then we will expand that opportunity with the maxillary indication. And so, combined is where we think there is a significant opportunity on being able to offer solution for those patients who may not be going…undergoing surgery today, but are still seeking care from the ENT.

Mike Weinstein

Okay, part of the reason why I am asking is, a lot of people ask, over the last six months, really particularly the last three months, as NOVA has become a little bit more part of the discussion about in the doctor’s office, where it fits in relative to balloon sinuplasty. And maybe you just want to shed some light on that for people?

Lisa Earnhardt

Yes, so I think about you know, today, there is obviously about 0.5 million patients that are undergoing sinus surgery every year that may or may not use balloon sinuplasty. It’s basically a tool that’s used in the operating room setting. But where I think a lot of the focus today for a balloon sinuplasty and physician adoption is on really thinking about intervening earlier in the disease progression. So we estimate there is about 800,000 patients who are indicated for sinus surgery every year, but choose not to proceed. And these patients could very well be treated with a combination of sinus dilation in conjunction with placement of NOVA in either the frontal or maxillary sinus in the office setting. So we believe it’s a very complementary to the approach balloon technologies and companies are taking, but believe because chronic sinusitis is by definition inflammation of the sinus lining. We do believe NOVA has an important role to play in this primary chronic sinusitis market.

Mike Weinstein

And last time, as people have asked questions on, but the commentary…just cautious commentary on the third quarter; given the traditional seasonality we see in certain procedures. The last two years, in 2013 and 2014 you grew, I think in 2013 was 8% to 9% sequentially 2Q to 3Q. Last year, you grew 6% sequentially. Is that commentary…is there anything new or different that you are seeing or you guys just want everyone to be conservative to set the right base, given there is seasonality in procedures, and you guys are getting bigger?

Jeryl Hilleman

Yes, we just think as we grow and become more and more part of the practice that seasonality is certainly something that affects all of us, and so we do think that this is something that will be a factor in our third quarter performance, and we try to set the tone for that in our commentary.

Mike Weinstein

Okay. Thanks, Jeri. I’ll let somebody else jump in.

Lisa Earnhardt

Okay.

Operator

And our next question comes from Thomas Gunderson of Piper Jaffray. Please go ahead.

Kyle

Hi. Good afternoon. This is actually Kyle on for Tom. So since adding the second cohort of patients to the PROGRESS trial to essentially keep the sites up and running and also get NOVA to market sooner, what sort of feedback have you received from the clinical sites, I realize it’s early, but have you been able to maintain enrollment momentum from the PROGRESS study? Have there been any difficulties with IRBs in adding the second cohort?

James Stambaugh

No. We really haven’t experienced difficulties along those lines. Clinicians and sites are very enthusiastic about being able to continue to participate in the study with a new technology. So things have been pretty seamless I would say in terms of getting that portion of the study started. Our team obviously is also focused on the data cleanup from the first cohort, but overall, we are on plan with both aspects of that trial.

Kyle

Okay. And can you talk a bit more about plans for establishing a presence internationally and what the next steps for gaining reimbursement are? I know you highlighted Germany as sort of a focus point. Does that mean doing an NUB application for status 1 reimbursement or what are the plans there?

Lisa Earnhardt

Yes, Kyle, you are right on there. Next step for Germany will be laying the groundwork from a reimbursement perspective and a natural progression for us would be filing an NUB application and gaining sort of KOL experience and support, so that’s certainly untapped for us. In markets outside of Europe, obviously there is quite a bit more work to do to really affect the clinical and regulatory requirements as well as the reimbursement landscape. And so we are going to be quite busy in the second half of the year with those two initiatives.

Kyle

Okay. Thank you. And then lastly, I know you talked about top line results for the PROGRESS trial to be ready later this quarter, but could you again outline any other data readouts, journal submissions or presentations that might come out this year and early next year?

Lisa Earnhardt

Yes, there’s a few that will be coming out at the fall academy meeting at the end of September, one of which are the six months RESOLVE results. So as you know, we had the RESOLVE three months results published last fall and presented and this will be a follow-up publication on that with some additional data, as well as the results from the first-in-man trial for NOVA. Those are two of the big things that we’ll be sort of reading out, presented and published later this year. We do anticipate that there could be some additional other studies that might come into play as well in terms of publication, but those aren’t all in our control.

Kyle

Okay. Thank you.

Lisa Earnhardt

Thanks, Kyle.

Operator

Our next question comes from Rich Newitter of Leerink Partners. Please go ahead.

Rich Newitter

Hi. Thanks for taking the questions. Lisa, maybe just to start off, in your commentary you mentioned that your cash use could go towards supplementing the product portfolio with new products. Can you elaborate on whether any of that’s internal development? Are you thinking externally buying stuff…the stuff out there that you see that could be interesting, and any kind of direction that you can provide on the types of products as far as you can, that would be helpful?

Lisa Earnhardt

Yes, Rich, and I would say at this point it’s premature to share sort of our thinking on that. We are thinking expansively about the potential opportunities for us to drive growth that could mean incremental investment from us from an internal R&D perspective. We also continue to monitor the landscape to make sure we are continuing to be the leader in both chronic sinusitis and more broadly ENT. So as our plans firm up, stay tuned.

Rich Newitter

Okay. And on NOVA, you mentioned the conference that you attended or had a presence at this summer, you mentioned the feedback was favorable. Physicians seem excited about this product. I was just wondering was that just general excitement around the prospects for NOVA in the office setting to be used in conjunction with balloon sinuplasty as you mentioned or was it specifically also geared at having this product as part of their armatorium to treat patients in the OR?

Lisa Earnhardt

It’s probably more around the office utilization when physicians see the device and obviously we had just announced prior to that conference that we were going to be…that we had just initiated our first enrollment in that trial. So obviously that caught some eyes and ears on what we were up to. So I think when they see the device and hear more about that, they really think that could be just a great fit for what they are already doing in the office and might potentially expand the number of patients that they would consider treating in the office setting.

Rich Newitter

Okay. And then just one last one on reimbursement, my understanding is you are going to get for the CPT III code you have that goes into effect January 1, 2016, can you talk to us a little bit about any milestones or any upcoming panel committee meetings or anything that we should be looking for to get a sense as to how you are trending towards potentially securing status for January 1, 2017 official CPT code Category I?

Lisa Earnhardt

Yes, there really isn’t near-term milestone to that end. There’s obviously work that we continue to advance in terms of additional clinical data, continue to work with the various societies and key opinion leaders. And first and foremost obviously is continue to drive widespread adoption of our technology. And so, those things are all ongoing, but there won’t be any sort of data point or milestone to point to you on that perspective.

Rich Newitter

Okay. Thanks.

Lisa Earnhardt

Rich, thanks.

Operator

Our next question comes from William Plovanic of Canaccord Genuity. Please go ahead.

Ryan

Hi. This is actually Ryan on for Bill.

Lisa Earnhardt

Hi, Ryan.

Ryan

How you doing? The question I had…one of the questions I had was with the new sales headcount that you’ve added in the quarter, what’s the lag time for those reps to get caught up to speed in terms of productivity?

Lisa Earnhardt

It’s pretty similar to what our initial sort of cohorts have been. We think just getting them up to speed in terms of training and getting to know their customers, etcetera, we’ve been pretty consistent in terms of that ramp time both with our territory managers as well as the sales consultants we’ve been adding…so

Ryan

Okay, great. And then in terms of the commercial payors, you guys added HCSC early in May it looked like. What are some of the other things that other payors are asking to make it medically necessary to use the PROPEL?

Lisa Earnhardt

Ryan, good question. We continue to engage with a variety of payors across the country as they review their policies around, you know, sinus care and specifically sinus surgery and drug-eluting implants, and so they continue to look at the clinical evidence, they continue to evaluate their physicians and their interest in using the product and then they are also continue to look at experience within their various systems and patient population. So we have a variety of different evaluations, if you will, or discussions in progress but nothing at this point. Obviously HCSC was sort of a huge win for us in Q2 and there’s other things, as I say, in the works.

Ryan

Great. Thank you very much.

Lisa Earnhardt

Thank you.

Operator

Our next question comes from Tao Levy of Wedbush. Please go ahead.

Matt

Hi, guys. This is actually Matt in for Tao.

Lisa Earnhardt

Hi, Matt.

Matt

Hi. How are you? So my question is actually regarding the PROGRESS study. So based on the type of patients enrolled in this study, how many of them had their sinuses enlarged via balloon dilation versus dissection? And then also how many had bilateral ethmoidectomies?

James Stambaugh

I would estimate that the majority have a combination of balloon dilation plus some surgical tissue removal, so definitely the vast majority have sort of that hybrid approach. A smaller number of them would have balloon dilation only. And part of that is driven by the protocol requirements not necessarily reflective of commercial or regular clinical practice. And ethmoidectomy is done in all the cases essentially unless it’s a revision. So I would have to estimate it to about maybe 80-20. But ethmoidectomy is a very common part of the procedure in order to access the frontal sinus and open the [indiscernible] itself.

Matt

Okay. And just adding to that, if that ethmoidectomy was performed, could that mask the benefits of using PROPEL in the frontal sinus since the ethmoid cannot be treated with an implant?

James Stambaugh

We don’t think it will because our outcome assessments are very much focused and defined around the frontal sinus opening itself. So we did plan for that in the study design and the description of our endpoints.

Lisa Earnhardt

Matt, are you there?

Matt

Excuse me, so my last question is actually on the operating expense side specifically regarding the international rollout. What type of incremental investment do you expect to make and when does that begin to materially show up in the P&L as it relates to direct versus distributor mix?

Jeryl Hilleman

I think we’ll be able to give more color on that as we firm up our plans and our mode of approach, and as we really start giving clear guidance about our 2016 operating expense. It’s a pretty de minimus spend this year, and next year, it’s really going to be dependent on certain things, and what happens with reimbursement processes and what we decide to do in terms of investment in clinical. So very much work in process.

Matt

Okay. Thank you.

Operator

And our next question comes from Ben Andrew of William Blair. Please go ahead.

Kaila

Hi, guys. This is Kaila in for Ben.

Lisa Earnhardt

Hi, Kaila.

Kaila

Hi, guys. You know, with the performance in the quarter, I mean, you are now annualizing a sales number that would imply high single-digit penetration of your current on-label addressable market. So I guess just trying to frame your goals with the existing PROPEL opportunities, I mean, do you envision a scenario where you are able to reach, I guess, high teens or 20% market penetration by 2017?

Jeryl Hilleman

Yes, I think we do expect that we are going to achieve continuing growth in penetration. But I would hesitate to put numbers and timelines in that outside of a guidance process.

Kaila

Okay.

Lisa Earnhardt

We do think that, clearly there is an opportunity for PROPEL to be the standard of care and that is our ambition and aspiration. And in some physician practices, it really has become that, and that’s a great data point and fact set if you will, that we are shooting for.

Kaila

Perfect. And then you announced that you started enrollment for the NOVA cohort in early July. And correct me if I misheard, but it sounds like you are assuming that enrollment will follow a similar timeline as the first cohort. But I would imagine that the excitement around adding a new technology like NOVA to the trial might actually accelerate that enrollment timeframe. Can you just give us any reasoning for why that may not be the case?

James Stambaugh

Well, one potential is the fact that we are starting in the middle of summer, so that does tend to have a bit of an impact on the restart if you will, of second cohort in the trial. But that said, there is the enthusiasm, there is the knowledge and awareness of the start-up process, of course, and then most of what we are looking at is amendments versus review of brand new documents and starting up the trial.

Kaila

Okay. That’s helpful. And then my third question, just, I mean, you mentioned the opportunity internationally, and I know it’s been difficult to frame that market historically, but you mentioned, I mean, Germany as a key focus and Asia with potential as well. Can you just help us understand how you size these two markets, and then, I guess your expected go-to-market strategy even once reimbursement is established in those areas. Thanks guys.

Lisa Earnhardt

Yes, so in terms of European market and Germany in particular, I mean, we think Europe has around 250,000 sinus surgeries done every year. Germany is the largest market north of 50,000 sinus surgeries. So assuming we are able to work through the reimbursement pathway that helps frame that just specific opportunity. Obviously, that’s not the only market in Europe that could be of interest, but it certainly is one that we’ve decided is key to our strategy there.

And then secondly in terms of Asia, we really focused on China and Japan being our two focal markets, they represent a significant opportunity in terms of overall sinus surgery volumes, where we’ve sort of hesitated there, is just because there is much work to be done on the clinical regulatory pathway. So until we sort through that, we are understandably timid about making any sort of additional commitments or painting too broad of a picture there.

And then you also had asked about, how we might approach those markets. And I do think it will very much be a combination of direct and working through a partner. Depending on the market, we are probably more likely to go direct in a place in Europe, for example, I am probably more likely to work with a partner in Asia Pacific, but those are just some gross generalizations in terms of our thinking, and we have not yet made any decisions or commitments thereof.

Kaila

Okay. Thank you.

Jeryl Hilleman

Thanks, Kaila.

Operator

And our next question comes from Shagun Singh of Sterne Agee. Please go ahead.

Shagun Singh

Thank you for taking the question and congratulations on a great quarter.

Lisa Earnhardt

Thank you, Shagun.

Shagun Singh

I wanted to touch on gross margin, so 81% was pretty solid this quarter, and you’ve raised your guidance. I believe last time we spoke, you had indicated that just longer term, gross margins would be around 80%. I was just wondering, if you could provide an update to that or just give us some color on how to think about gross margins longer term?

Jeryl Hilleman

Yes, and I think longer term we have think about what will be the price and reimbursement on our other products, where are they going to fall into the mix. What is the cost of production of those products? What’s the impact of international? So it’s just anticipating some variance in the mix that we’ve indicated, we think 80% is a good longer term planning level for gross margins.

Shagun Singh

Okay, understood. And then on the OPEX side, I was just wondering if there is any variability between 3Q versus 4Q or should we just think about it, about the OPEX being evenly spread between the two quarters?

Jeryl Hilleman

Yes, it will still continue to go up from Q3 to Q4, driven by headcount and some other specific initiatives and timing. So we would expect it to continue to rise between Q3 and Q4.

Shagun Singh

Okay, that’s helpful. And then, did you guys provide any color on new account adds this quarter?

Lisa Earnhardt

No, we didn’t highlight that. I can tell you that we had about a 130 new accounts this quarter. Typically, we target about a 150 new accounts, and that’s going to vary depending on the mix of how much we’ve really focused on driving depth versus new accounts. This quarter we focused a lot and consistent with the addition of sales consultants and really continuing to build out and have very robust relationships with our current accounts. But it’s consistent with our overall new account trends.

Shagun Singh

Okay. And then just as a follow-up to that and focusing on utilization, I know a couple of quarters back, you had indicated that PROPEL has used in about 55% to 60% of the cases that are being done. And you had also indicated that the range is pretty wide, so the usage really fluctuates between 25% of the cases using PROPEL versus 100% in the accounts that you are in. I was just wondering, if you could give us an update to that? Are you seeing any shift in trends or what is driving utilization? Thank you.

Lisa Earnhardt

Yes, I think what we had shared previously continues to stand where, if a physician has adopted PROPEL in his or her practice; on average they are using it about 55% of the time. And you are right; there is a pretty significant range. Those that are using it more selectively and potentially the more challenging patients, and then those who are seeing benefits across their patient population are using it, almost all or all of their cases. So that continues to…the trend that continues to play out, and we continue to work to educate physicians on utility of PROPEL really across their sinus surgery population.

Shagun Singh

Got it. Thank you.

Operator

And our next question comes from Caroline Corner of Cantor Fitzgerald. Please go ahead.

Caroline Corner

Hi, guys. Thanks for all the color this quarter, it’s really helpful. Just a clarification quickly to start, you said that you will be at 75 sales reps by the end of the year which is on track. You also said you are adding sales consultants in addition to that. Did I understand that correctly? And if so, how many of those of are you adding?

Lisa Earnhardt

We are adding ten of those. And so, we will be at a total of approximately 95 territory managers, plus sales consultants by year end.

Caroline Corner

Okay. And then, looking at reimbursements a little bit, I know it’s a multi-year, multi-step process as you have outlined before. But your Category III CPT code going effective in January of 2016, first of all, if you look into the January 2016, what percent of procedures are you anticipating will be in office? And then what’s a reasonable number from your conversations with FDA and CMS rather. What’s a reasonable number of devices tracked that would support graduation of the code?

Lisa Earnhardt

Yes, so with regard to the first question, we believe that about 50,000 or so patients are being treated in the office today using some sort of technology not specifically our own but those certainly could be applicable patients for the placement of our PROPEL implant or our future implants. As you know, Category III code is not typically automatically paid for by payors, and certainly if physicians and accounts were to choose to code that, there is a potential…potential for payment, but it would require likely appeal and support processes to make that happen. So that will be sort of ongoing. And it’s important to have Category III codes, they are tracking codes. It’s sort of the normal first step towards establishing permanent codes for these procedures.

And then in terms of next step, it really does come down to tracking…getting use of those Category III codes, continuing to advance clinical data, and demonstrating further clinical evidence in addition to the robust clinical compendium we have today, continuing to gain KOL and the academy support, and then working with CMS and the various parties to ensure coding and coverage. So as we’ve said, and as you stated, multi-year, multi-step process, but we are right in the midst of it and feel good about where we are today.

Caroline Corner

That’s good to hear. And then, with PROPEL and PROPEL mini, the tracking of those devices will also support reimbursement for NOVA. What will you be needing for the reimbursement process with regard to RESOLVE, since that approval is a drug pathway, is the process…is it going to be a different process getting reimbursement, do you think?

Lisa Earnhardt

That is still to be determined. We very well could still use CPT code, the CPT code as it’s written today is very generic, it’s around a steroid releasing implant not specifically device specific. There are other means to gain reimbursement for drug products as you may be aware, in particular J (ph) codes. And so, we have not yet landed on a final strategy, and I am guessing, we will probably try to keep a few balls in the air there, just to ensure that patients and physicians have access shortly after that product comes to market.

Caroline Corner

Okay, and then the last one for me. You mentioned, as you are looking to broaden your pipeline, you said you would be looking for potential roll-ins down the road to leverage your sales force. Given that your existing products are a combination of drugs and device. How do you think you can best leverage that sales force, are these guys better at selling drugs or better than selling…better at selling devices. And if you look three years out, would we expect you to have more devices or more drugs in your bag?

Lisa Earnhardt

Yes, I mean the majority of our products today are regulated as devices. I think, our sales force is exceptional at developing relationships with physicians, and developing champions and creating believers in localized drug delivery and steroid releasing implants. And so, I think its agnostic to whether it’s a device or a drug, and think they will be successful carrying a combination of products moving forward.

Caroline Corner

Great. Thanks very much.

Lisa Earnhardt

Thank you, Caroline.

Operator

This concludes our question and answer session. I would like to turn the conference back over to Lisa Earnhardt for any closing remarks.

CONCLUSION

Lisa Earnhardt

Thanks so much, Dan, and thank you all for joining us today. We certainly appreciate your support and look forward to staying in touch with you all. Enjoy the rest of the summer.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.